Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of the 25th day of October, 2016, by and among Data Storage Corporation Inc., a Delaware corporation with offices located at 68 South Service Road, Suite 100, Melville, New York 11747 (“Purchaser”) and Data Storage Corporation, a Nevada corporation a (“DTST”), on one hand, and Harold Schwartz and Thomas Kempster (each, a “Stockholder,” and collectively, the “Stockholders”), and ABC Services Inc., a New York corporation with offices located at 48 South Service Road, Suite LL90, Melville, New York 11747 (“Seller”), on the other hand.

WITNESSETH:

WHEREAS, Seller is engaged in the business of providing clients with technical managed services, IBM Power I and Intel cloud based infrastructure, equipment sales and services (the “Business”); and

WHEREAS, Stockholders own all of the issued and outstanding capital stock of Seller; and

WHEREAS, Purchaser is the wholly owned subsidiary of DTST;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desire to sell to Purchaser, all of the assets of Seller in consideration of shares of common stock of DTST pursuant to Section 4(2) under the Securities Act of 1933, as amended;

WHEREAS, Seller and Stockholders agree, in connection with the sale of the assets by Seller as contemplated by this Agreement, to enter into a covenant not to compete and a non-disclosure and non-solicitation covenant; and

WHEREAS, capitalized terms shall have the respective meanings set forth in Paragraph 9 of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties to this Agreement hereby agree as follows:

A.          Terms of the Asset Purchase.

1.           Sale of Assets. Seller shall sell, transfer, assign and convey to Purchaser, the Assets, and enter into the Covenants, for which Purchaser shall pay the Purchase Price.

2.           Assets. Subject to the terms and conditions of this Agreement and upon the representations, warranties, covenants and agreements made in this Agreement by the parties, Seller shall validly sell, transfer, assign, convey and deliver to Purchaser at the Closing and Purchaser shall purchase from Seller, free from all Claims, all of the property and assets of Seller of every kind and wherever situated which are owned as of the date of this Agreement or are acquired between the date of this Agreement and the Closing Date by Seller or in which it has any right or interest (collectively, the “Assets”). The Assets include, but are not limited to:

a)          All tangible assets of every kind and wherever situated (including, without limitation, all furniture, fixtures, computers and computer equipment, office equipment, leasehold improvements and supplies on hand), which are owned as of the date of this Agreement or are acquired between the date of this Agreement and the Closing Date by Seller or in which Seller has any right or interest, including, but not limited to the assets listed on Exhibit A to this Agreement, which such Exhibit A shall include all tangible assets located at the Premises (as defined below). Exhibit A shall be finalized within 90 days of the Closing Date;

b)          All rights to the names “ABC Services”and all other names, trade names, trademarks, service marks and trade marks, whether or not any of the foregoing are registered with the United States Patent and Trademark Office, and all other intellectual property including, but not limited to, franchises, licenses, databases, "URL's" and Internet domain names and applications therefor (and all interest therein), computer programs and other computer software, user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing (collectively, “Intellectual Property Rights”) which are owned by Seller as of the date of this Agreement or are acquired between the date of this Agreement and the Closing Date by Seller or in which Seller has any right or interest or are used by Seller in the conduct of the Seller’s business, including, without limitation, the Intellectual Property Rights listed on Exhibit B to this Agreement;

c)          All contracts and agreements (the “Service Agreements”) with Seller’s clients, which are listed on Exhibit C to this Agreement. Exhibit C shall be finalized by the parties within ninety (90) days of the closing date;

d)          The lease of the premises (the “Premises”) located at 48 South Service Road, Suite LL90, Melville, New York 11747, which are presently used by Seller as office space for Seller (the “Office Lease”);

e)          All client and prospective client data bases and all ancillary documentation related to any of the foregoing, which are owned as of the date of this Agreement or are acquired between the date of this Agreement and the Closing Date by Seller or in which Seller has any right or interest;

f)          All rights under any Contracts (whether written or oral), other than Service Agreements, licenses any and all intangible and intellectual property of all kinds, rights under warranties relating to the Assets and any other assets of any kind and description located at the Premises, which are listed on Exhibit D to this Agreement;

g)         All Permits and rights under all Permits (to the extent that they are assignable under applicable law), which are owned as of the date of this Agreement or are acquired between the date of this Agreement and the Closing Date (as defined herein) by Sellers or in which Sellers or either Seller has any right or interest, which are listed on Exhibit E to this Agreement;

h)          All cash on hand and cash equivalents;

i)          All securities held by the Seller including, but not limited to, its 50% joint membership interest in Secure Infrastructure & Services LLC; and

j)          All account receivables.

3.           Consideration.

a)          The purchase price (the “Purchase Price”) for the Assets and the Covenants shall, subject to the terms, conditions and adjustments set forth in this Agreement, be 32,334,968 shares of common stock (the "DTST Shares"), $0.001 par value per share of DTST; provided, however, as of the Closing Date, in no event shall the Seller, the Stockholders, ABC Services II, Inc. or any affiliate of these parties together own in excess of, or less than, 50% of the outstanding shares of common stock of DTST as a result of the shares of common stock received pursuant to this Agreement, that certain Asset Purchase Agreement entered with ABC Services II, Inc. or in connection with any other agreement. Further, that in the event that Seller's audit for the fiscal year ended December 31, 2015 provide that Seller has generated less than $2,000,000 in revenue then the DTST Shares shall be reduced by the proportionate amount of such shortfall. For example, if the Purchase Price is represented by 32,334,968 DTST Shares and Seller's 2015 revenue as set forth in the audited financial statements is $1,500,000 representing a 25% shortfall, then the DTST Shares will be reduced to 24,251,226 representing a 25% reduction. There will be no adjustment if the revenue shortfall is less than $300,000 for the year ended December 31, 2015.

b)          In the event that the holder of Series A Preferred Stock of DTST receives a dividend in accordance with the rights and privileges associated with such Series A Preferred Stock, Stockholders shall receive a cash amount equal to such dividend distribution paid to such Series A Preferred Stock holder, which shall be evenly distributed among Thomas Kempster and Harold Schwartz.

4.           Obligations of Seller Concerning Obligations Not Assumed.

a)          Purchaser shall assume the liabilities and obligations of the Seller which shall generally include payments due under the Office Lease, general business and office expenses, Service Agreements, equipment leases, vendor invoices not entered into Seller's accounting system as of October 14, 2016, vendor accounts payable not entered into Seller's accounting system as of October 14, 2016, unpaid Stockholders expenses incurred in the ordinary course of business, employee expenses of October 14, 2016, $55,000.00 representing the outstanding principal balance of that certain bank credit line provided by The Bank of New York to Seller and all other expenses inherent in running the Seller’s business (collectively, the "Assumed Liabilities"). Purchaser will not assume or in any way be liable or responsible for, and Seller shall retain all of the liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), which such Excluded Liabilities shall include, but not limited to any expenses for litigation resulting from or in connection with (a) the gross negligence of Stockholders in the operation of the Business of Seller or (b) the Stockholders willful engagement in illegal conduct, gross misconduct or fraud in the operation of the Business of Seller.

b)

5.           Purchase Price Allocation. The Purchase Price of the Assets and the Covenants shall be allocated among the Assets and the Covenants in a manner determined in good faith by Purchaser, and such determination shall be binding on Seller and Purchaser; provided, however that the amount allocated to the Covenants shall be the equivalent of five thousand dollars ($5,000) for the Covenant of each of Seller and each Stockholder. The determination shall be made as soon as practical after the Closing, and Purchaser shall advise Seller in writing of the allocation.

6.           Pre-Closing; Closing. At the close of business on the day before the Closing Date, representatives of Sellers and Purchaser shall inspect the Assets and confirm their presence and good condition at the Premises. Following such determination, the Premises shall be secured in a manner reasonably acceptable to Seller and Purchaser. The purchase and sale contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser or such other place as shall be determined by Seller and Purchaser on such date (the “Closing Date”) not later than October 25, 2016, as the parties may determine. The parties will use their best efforts to schedule the Closing Date for the business day following the last day of a payroll period for Seller.

B.          Representations and Warranties of Seller and Stockholders. Seller and Stockholders, jointly and severally, hereby represents and warrants to Purchaser, as follows, except as stated with respect to a specific representation or warranty in a disclosure letter dated the date of this Agreement, delivered by Seller to Purchaser simultaneously with the execution and delivery of this Agreement, which specifically identifies the Paragraph of this Agreement with respect to which the information is provided (hereinafter called the “Disclosure Letter”):

1.           General.

a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to conduct business in each state in which the nature of its business or the properties owned or leased by Seller require qualification. Seller has full corporate power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted. The Disclosure Letter identifies each state in which Seller conducts business or owns or leases real property.

b)          Stockholders and Seller have full power and authority to carry out the transactions provided for in this Agreement. All necessary action required to be taken by Seller, including, without limitation, all necessary stockholder approval, relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal, valid and binding obligation of Stockholders and Seller, enforceable in accordance with its terms. Except for the consent of the Landlord, no consent, approval or agreement of any person, party, court, governmental authority, or entity is required to be obtained by Stockholders or Seller in connection with the execution and performance by them of their respective obligations under this Agreement.

c)          Stockholders own all of the issued and outstanding capital stock of Seller, and no other person has any direct or indirect record or beneficial equity interest in Seller or any option, warrant or right to acquire, pursuant to any agreement or convertible debt or other security, any shares of any class or series of capital stock of Seller or any interest in any such stock, regardless of whether such right was granted by Seller or either Stockholder.

d)          Neither Seller nor either Stockholder is insolvent, and no Stockholder is subject to any disability or impairment. Neither the execution of this Agreement nor the performance of its terms will render Seller or either Stockholder insolvent.

e)          No Stockholder is engaged directly or indirectly in the Business, whether conducted by Seller or otherwise, except as a stockholder and/or executive officer of Seller.

2.           Financial.

a)          Seller has provided Purchaser and Purchaser’s representatives full and complete access to Seller’s financials, books and records. In addition, Seller has provided Purchaser with a Financial Review dated September 14, 2016 (collectively, the “Financial Statements”) which has have been delivered to Purchaser as part of the Disclosure Letter. The Financial Statements are in accordance with all books, records and accounts of Seller, are true, correct and complete and have been prepared in accordance with generally accepted accounting principles, consistently applied. The Financial Statements are unaudited. The Financial Statements present fairly the financial position of Seller as of the date thereof, reflect all liabilities, contingent or otherwise, of Seller of the type required to be reflected on corporate balance sheets prepared in accordance with generally accepted accounting principles as at such dates, and fairly present the results of Seller’s operations, changes in stockholders’ equity and cash flows for the periods covered.

b)          At the close of business on September 30, 2016, Seller did not have any liabilities, absolute or contingent, of the type required to be reflected on balance sheets prepared in accordance with generally accepted accounting principles which are not fully reflected, reserved against or disclosed in the Financial Statements. Seller has not guaranteed or assumed or incurred any obligation with respect to any debt or obligations of any person, corporation, partnership, limited liability company or other entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection. Seller has no debts, contracts, guaranty, standby, indemnity or hold harmless commitments, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due except:

(1)         to the extent set forth or noted in the Financial Statements, and not heretofore paid or discharged;

(2)         to the extent specifically disclosed in the Disclosure Letter; and

(3)         those incurred in or as a result of the ordinary course of Seller’s normal and regular business since the date of the balance sheet, all of which have been or will be consistent with past practices.

c)          The Disclosure Letter sets forth a true, correct and complete schedule of accounts receivables on an aging basis as of the date of this Agreement. All of the accounts receivable on the date of this Agreement are, and all accounts receivable outstanding on the Closing Date will be, bona fide accounts receivable which arose from the performance of services in the normal course of business and are at standard rates and terms.

d)          Seller has filed all Federal, state, county and local income, excise, profits, franchise, property, sales, use, occupancy, value-added and other tax returns, reports and forms required by law to be filed by it and such returns, reports and forms are true and correct.

e)          Since September 30, 2016, there has not been:

(1)         any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business or prospects of Seller;

(2)         any damage or destruction, whether covered by insurance or not, affecting the business, property or assets of Seller; or

(3)         any increase in the compensation payable or to become payable by Seller to key salaried employees or agents, or any bonus paid or declared or any increase in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, key salaried employees or agents.

3.           Property.

a)          Seller does not own and did not at any time since its organization own, any real property. Seller does not lease any real property except for the Office Lease. Seller has legal and valid occupancy permits, and all other required Permits necessary and for the operation of its business in the manner operated by Seller. All rental and other payments due under the Lease have been duly made (or, if not made, will on the Closing Date be made), all acts required to be performed by Seller have been duly performed, and Seller enjoys the unrestricted quiet possession of the Premises. No improvement, fixture or equipment in the Premises or properties, leased, used or occupied by Seller nor the leasehold or occupation with respect thereto, is in violation of any Environmental, Health and Safety Requirements or any zoning, building or other similar Laws, and all such premises and properties are zoned for the operation of the Business.

b)          Neither Seller nor, to Seller’s or either Stockholder’s Best Knowledge, the landlord of the Premises is in default of its obligations pursuant to the Office Lease, and there has occurred no event which, with the passage of time or the giving of notice, would result in a default by Seller under the Office Lease.

c)          Seller owns outright and has good and marketable title to all the Assets free and clear of all Claims, and Seller’s leasehold interest under the Office Lease is not subject to any Claims. Seller has good and marketable title to all machinery, equipment, items of personal property and other tangible and intangible assets used by it and to be transferred to Purchaser pursuant to this Agreement, free and clear of any Claims of any nature whatsoever. All of the Assets are owned by Seller, except to the extent any such Assets are leased assets. All such leased Assets are leased by Seller pursuant to valid lease agreements which are listed in the Disclosure Letter, and neither Seller nor, to the Best Knowledge of Seller or either Stockholder, the lessor of such leases is in default under any of such leases. No event has occurred which, with the passage of time or the giving of notice by a third party would result in a default by Seller under any such lease. The Disclosure Letter shall set forth the term of each such lease, the rental payments, additional rentals and impositions due, renewal or purchase options and other pertinent data.

d)          The Office Lease and all other leases, Contracts and licenses to be assumed by Purchaser under this Agreement were made at arms’ length with non-affiliated persons, except as set forth in the Disclosure Letter.

e)          Except for the Landlord’s consent pursuant to the Office Lease, all of Seller’s rights under leases of all of its real and personal property and its Contracts may be transferred to Purchaser without the consent of any third party.

f)          Deleted.

g)         Seller and each of its predecessors and Affiliates has complied and is in compliance with all Environmental, Health and Safety Requirements. Neither Seller nor any of its predecessors and Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or dealt in any manner with any Hazardous Materials, and never owned or leased any real property on which any of such activities were conducted. Neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including, without limitation, any obligation with respect to corrective or remedial action, on its own behalf or on behalf of any other Person, relating to Environmental, Health and Safety Requirements. No facts, events or conditions relating to the past or present facilities, properties or operations of Seller or any of its predecessors and Affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), pursuant to Environmental, Health and Safety Requirements.

4.           Litigation. There are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of Seller) pending or, to the Seller’s or either Stockholder’s Best Knowledge, threatened against Seller or any of the Assets, at law or in equity or by or before any Governmental Entity or in arbitration or mediation, nor is there any basis for any such action or proceeding. Neither Seller nor Seller’s assets are subject to, and Seller is not in default with respect to, any Orders that could materially and adversely affect it or would interfere with the transactions contemplated by this Agreement. Except as set forth in the Disclosure Letter, Seller and Seller’s assets are not subject to, nor is Seller or either Stockholder in default with respect to, any Order, Claim or governmental restriction that could materially and adversely affect its financial condition, business, assets or prospects or that would interfere with the transactions contemplated by this Agreement.

5.           Compliance with Laws. Seller is in full compliance with all Laws applicable to its business (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, Environmental, Health and Safety Requirements, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange), and Seller possesses all required Permits for its services and facilities which are required to be issued in connection with the Business. Seller has filed with the proper authorities all statements, reports, information and forms required by all applicable Laws, and has maintained in full force and effect all Permits necessary or proper in the conduct of its business. Seller has not received written notice or informal advice concerning any revocation or limitation of any such Permit and no such proceeding is pending, or, to Seller’s or either Stockholder’s Best Knowledge, threatened. In the event that, on the Closing Date, Seller shall not be in compliance with such Laws, Purchaser may, at its election, either terminate the Agreement without any obligation whatsoever to Seller or take possession of the Assets subject to such violation and cure the violation at the expense of Seller, in which event a reserve acceptable to Purchaser based on the anticipated cost of compliance shall be reflected in the Closing Balance Sheet.

6.           Contracts and Commitments.

a)          Except for the Service Agreements set forth on Exhibit A to this Agreement, the Office Lease and the Contracts set forth on Exhibit C to this Agreement, each Contract is listed on the Disclosure Letter and there are no other Contracts, whether written or oral and whether formal or informal to which Seller is a party. Seller has provided to Purchaser a complete copy of each Service Agreement, the Office Lease and each other Contract to which Seller is a party and a complete description of any oral Contract, including any amendment or modification to an existing Contract. Such exhibits to be completed by the parties within ninety (90) days.

b)          The Disclosure Letter sets forth a list of each client who, together with its Affiliates, accounted for at least five percent (5%) of Seller’s revenues for either of the years ended December 31, 2015 or 2014 or the nine months ended September 30, 2016.

c)          Except as set forth in the Disclosure Letter, Seller has no outstanding contracts or commitments with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Seller on notice of not longer than thirty (30) days and without liability, penalty or premium.

d)          Seller has no collective bargaining or employment agreements, or agreements with any labor union or organization, nor any agreements that contain any severance, retirement, or termination pay liabilities or obligations, and Seller has not been formally or informally advised of any proposed attempts to organize any of Seller’s employees. Seller’s relations with its employees are good.

e)          The Disclosure Letter sets forth each raise and bonus provided to its officers and other key employees (other than those who are performing services at clients’ premises pursuant to Service Agreements) whose annual compensation exceeds fifty thousand dollars ($50,000), which has been granted or paid since December 31, 2014.

f)          The Disclosure Letter identifies each employee benefit plan (a “Plan”), as that term is defined in Section 3(3) of ERISA, bonus, deferred compensation, profit sharing, stock purchase, stock option, or retirement arrangement, whether legally binding or not, in which Seller participates or to which or pursuant to which Seller has or may have financial obligations. Seller and each of Seller’s ERISA Affiliates are in compliance in all material respects with the terms of each Plan and each Plan complies in all material respects with the applicable provisions of the Internal Revenue Code and ERISA and the regulations and published interpretations thereunder. Within the times and in the manner prescribed by law, Seller has filed all returns (including, without limitation, Forms 5500) required by law for all Plans maintained by Seller. No Reportable Event, as defined in Section 4043(b) of ERISA or the regulations thereunder for which the thirty (30) days’ notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any Plan administered by Seller or any administrator designated by Seller or any ERISA Affiliate. As of September 30, 2016 there is, and on the Closing Date there will be, no unfunded liability under any Plan. Neither Seller nor any ERISA Affiliate has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any Plan which either Seller or any ERISA Affiliate maintains, or to which Seller or any ERISA Affiliate contributes, which could subject it or any such other person to any material liability. There are no material actions, suits or claims pending or, to the best of Seller’s or either Stockholder’s Best Knowledge, any material actions, suits or claims which could reasonably be expected to be asserted, against any Plan maintained by Seller or any ERISA Affiliate, the assets thereof, or against it in connection with any Plan. Seller is not a participant in or contribute to any multiemployer benefit plan, and Seller has no formal or informal agreement requiring contribution to, any multiemployer benefit plan.

g)          Seller has made no payments or commissions or provided any benefits to others in connection with any sales or proposed sales by Seller, except to employees of Seller or sales representatives regularly engaged by Seller to promote the sale of its products and services. None of such employees or sales representatives is employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any client or proposed client or by any government or governmental agency or body of any kind and description or by any other person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any person, firm or corporation other than Seller.

h)         Seller has not given any power of attorney to any Person for any purpose whatsoever nor has Seller designated any Person as an agent of Seller for any purpose whatsoever.

i)          Seller is not restricted by any agreement or otherwise from carrying on its business anywhere in the world.

j)          The Disclosure Letter sets forth a list of all insurance policies and bonds in force with respect to Seller and Seller’s business, property, and assets, copies of which have previously been delivered to Purchaser; and to the Best Knowledge of Seller and Stockholders, such policies and bonds are maintained in such amounts and against such risks as prudent business management would deem advisable to protect its assets and properties.

k)          The Disclosure Letter sets forth all political and charitable contributions made by Seller or either Stockholder on behalf of Seller since December 31, 2014.

l)          Except as set forth in the Disclosure Letter, since December 31, 2014, no material client of Seller has canceled or otherwise terminated or reduced the scope of services or, to the Best Knowledge of Seller and either Stockholder, threatened to cancel, terminate or otherwise reduce the scope of services provided by Seller. The transactions contemplated by this Agreement will not, to the Best Knowledge of Seller and each Stockholder, affect the relationship between Seller and its clients.

7.           Intellectual Property Rights.

a)          Other than that set forth in the Disclosure Letter, Seller does not own or use any patents or patent rights and neither Seller nor either Stockholder owns or has any rights or interests in or any option or right to acquire or any license of any patents (including re-issues, divisions, continuations and extensions thereof), patent applications, patent rights, patent disclosures docketed, inventions, discoveries, confidential know-how, copyrights, trademarks, trademark applications and trade names and similar proprietary rights or confidential know-how. Confidential know-how includes, but is not limited to, proprietary know-how, software, product formulae, manufacturing, engineering and other drawings, process flow data, toxicological and ecological data, trade secrets, technology, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing proprietary expertise relating to Seller’s business, whether or not currently or heretofore used by Seller and used by or useful to Seller in the conduct by Seller of its business in the normal course.

b)          Seller owns outright all the Intellectual Proprietary Rights free and clear of all Claims and pays no royalty to anyone with respect to any such rights or any other intellectual property rights of any kind and description. Seller has not granted any person any license, right or interest, including any security interest or option with respect to the Intellectual Property Rights. Except for the Intellectual Property Rights, Seller has no right, title or interest in or option to obtain or acquire an interest, in any intellectual property rights of any kind or description which may be used in, or useful to, the Business. None of Seller’s rights in and to any intellectual proprietary rights are or will be affected by the consummation of the transaction contemplated by this Agreement. Seller has not granted any license or made any assignment regarding any of Seller’s Intellectual Proprietary Rights; there has been no claim asserted or litigation challenging or threatening to challenge the right, title or interest of Seller with respect to any such Intellectual Proprietary Rights; the operations of Seller do not infringe or violate any enforceable rights of others in any intellectual property rights.

c)          Neither Stockholder has any right, title or interest in or Claim with respect to any Intellectual Property Rights.

8.           No Defaults.

a)          Seller has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and Seller is not in default, in any material respect, under any Service Agreement or other Contract to which it is a party, except as set forth in the Disclosure Letter; each such Service Agreement and other Contract is a legal, valid and binding obligation of Seller and, to the Best Knowledge of Seller and Stockholders, the other parties thereto, enforceable in accordance with its terms. There are no material breaches or material defaults of or liabilities arising from any breach or default of any provision of any Service Agreement or other Contract by any party thereto, which would, to the Best Knowledge of Seller or either Stockholder, materially and adversely affect the Seller’s business; and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by any party thereto or would cause acceleration of any material obligation of any party thereto or would otherwise materially and adversely affect Seller.

b)          Seller is not in violation of any term of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of Seller’s certificate of incorporation or by-laws or any applicable Law or be in conflict with, constitute a default under, or result in a violation of, or give rise to any right of termination, cancellation or acceleration under, any Service Agreement or other Contract to which Seller is a party or any Order or governmental regulation applicable to Seller or the business or operations of Seller. Seller is not a party to or bound by any Service Agreement or other Contract which would materially adversely affect Seller’s business, operations, financial condition or prospects.

9.           Related Party Transactions. Other then Seller’s contract with Systems Trading, Inc., which such contract has been disclosed in the Disclosure Letter, no current or former Affiliate of Seller is now, or has been since December 31, 2014, (i) a party to a transaction or Contract with Seller or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of Seller (other than immaterial holdings in publicly-traded Persons), nor does any such Affiliate receive income from any source other than Seller which relates to the business of, and should properly accrue to, Seller.

10.         No Broker. Neither Seller nor either Stockholder nor any of their respective agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

11.         Copies of Documents. The copies of all insurance policies, Service Agreements, other Contracts, the Office Lease, purchase orders and other instruments listed in the Disclosure Letter and a summary of any of the foregoing which are oral have been delivered to, or made available for inspection by, Purchaser.

12.         Securities Laws Matters.

a)          Each Stockholder and the Seller hereby acknowledges that the Purchase Price which consists solely of shares of common stock of DTST Shares being issued to such Seller hereunder have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. The Seller and the Stockholders represents that such party is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act, and will acquire the DTST Shares for his, her or its own account and not with a view to a sale or distribution thereof. The Seller and the Stockholders represent that they have sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the risks of investment in the DTST Shares, is acquiring the DTST Shares with a full understanding of all of the terms, conditions and risks thereof, and on the Closing Date will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. The Seller and the Stockholder represents that each party understands and agrees to the terms and conditions under which the shares of DTST Shares are being offered.

b)          Each Seller acknowledges that, to the extent applicable, each certificate evidencing the DTST Shares being issued hereunder shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.”

c)          Each Seller acknowledges that the DTST Shares being offered hereunder are “restricted securities” (as such term is defined in Rule 144 under the 1933 Act) and must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available.

d)          Each Stockholder and the Seller acknowledge that he, she or it has been afforded an opportunity to request and to review all information considered by each party to be necessary to make an investment decision with respect to the DTST Shares being issued hereunder. Each party also acknowledges that he has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management.

13.         Reliance by Purchaser. No representation or warranty set forth in this Section B or in the Disclosure Letter contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials so listed in the Disclosure Letter, omitted, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of Seller which has not been set forth in this Agreement or in the Disclosure Letter. Purchaser may rely on the representations set forth in this Section B notwithstanding any investigation it may have made.

C.          Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

1.           Organization; Capitalization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as and where such business is operated. Purchaser has full power to carry out the transactions provided for in this Agreement. All necessary corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal, valid and binding and enforceable obligation of Purchaser. No consent, approval or agreement or any person, party, court, governmental authority, or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement. The capitalization of the Purchaser is set forth on Exhibit F.

2.           No Broker. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Purchaser shall be solely liable for the payment of any such brokerage fees, commissions or finders’ fees, arising from brokers engaged by Purchaser.

3.           No Defaults. Purchaser is not in violation of any term of its certificate of incorporation or by-laws, and Purchaser is not in violation of any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of Purchaser’s certificate of incorporation or by-laws or any applicable Law or be in conflict with, constitute a default under or result in a violation of (or give rise to any right of termination, cancellation or acceleration under) any Contract, to which Purchaser is a party, or any judgment, decree, order, statute, rule or governmental regulation applicable to Purchaser.

4.           SEC Filings; Financial Statements.

a)          Since January 1, 2015, DTST has timely filed (including any extension permitted under the rules of the Securities and Exchange Commission (the “SEC”)) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the 1933 Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) such documents and any other documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”). As of their respective filing dates, the SEC Documents (i) did not (or with respect to SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or will comply) in all material respects with the applicable requirements of the Exchange Act or the 1933 Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC under each of those statutes, rules, and regulations.

b)          All of the audited financial statements and unaudited interim financial statements of DTST included in the SEC Documents (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Buyer in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly and accurately present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Buyer as of the dates and for the periods referred to therein. Without limiting the generality of the foregoing, (i) no independent public accountant of DTST has resigned or been dismissed as independent public accountant of DTST as a result of or in connection with any disagreement with DTST on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Buyer has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Buyer with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Buyer, threatened against Buyer by the SEC relating to disclosures contained in any Buyer SEC Document.

5.           Reliance by Seller and Stockholders. No representation or warranty set forth in this Section C contains or shall contain any untrue statement of a material fact or, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading. Seller and Stockholders may rely on the representations set forth in this Paragraph 3 notwithstanding any investigation it may have made.

6.           No Debt. Purchaser represents and warrants that Purchaser and DTST do not have debt other than that that is disclosed in the SEC Documents. Certain debt held by third parties as previously disclosed to the Seller will be converted into shares of common stock of DTST. Any and all such conversions into common stock of DTST will be made prior to closing and the shares issued therewith will be accounted for in the consideration paid to the Stockholders hereunder.

7.           Litigation. Other than what is disclosed in the SEC Documents, there are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of Purchaser) pending or, to the Purchaser’s Best Knowledge, threatened against Purchaser, at law or in equity or by or before any Governmental Entity or in arbitration or mediation, nor is there any basis for any such action or proceeding. Neither Purchaser nor Purchaser’s assets are subject to, and Purchaser is not in default with respect to, any Orders that could materially and adversely affect it or would interfere with the transactions contemplated by this Agreement. Purchaser and Purchaser’s assets are not subject to, nor is Purchaser in default with respect to, any Order, Claim or governmental restriction that could materially and adversely affect its financial condition, business, assets or prospects or that would interfere with the transactions contemplated by this Agreement.

8.           No Defaults.

a)          Purchaser has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and Purchaser is not in default, in any material respect, under any service agreement or other contract to which it is a party. There are no material breaches or material defaults of or liabilities arising from any breach or default of any provision of any contract by any party thereto, which would, to the Best Knowledge of Purchaser, materially and adversely affect the Purchaser’s business; and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by any party thereto or would cause acceleration of any material obligation of any party thereto or would otherwise materially and adversely affect Purchaser.

b)          Purchaser is not in violation of any term of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of Purchaser’s certificate of incorporation or by-laws or any applicable Law or be in conflict with, constitute a default under, or result in a violation of, or give rise to any right of termination, cancellation or acceleration under, contract or agreement to which Purchaser is a party or any Order or governmental regulation applicable to Purchaser or the business or operations of Purchaser. Purchaser is not a party to or bound by any contract or agreement which would materially adversely affect Purchaser’s business, operations, financial condition or prospects.

9.           Related Party Transactions. Other than what is disclosed in the SEC Documents and the conversions set forth on Section C(6), no current or former Affiliate of Purchaser is now, or has been since December 31, 2014, (i) a party to a transaction or Contract with Purchaser or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of Purchaser (other than immaterial holdings in publicly-traded Persons), nor does any such Affiliate receive income from any source other than Purchaser which relates to the business of, and should properly accrue to, Purchaser.

D.          Covenants of the Parties.

1.           Access to Records; Properties. During the period between the date of this Agreement and the Closing Date, Seller agrees to give Purchaser and its representatives, including its independent accountants, full and prompt access to all of Seller’s premises and all of Seller’s books and records, including, without limitation, all filings with the Department of Labor, the Internal Revenue Service and any other taxing authority, customs and immigration authorities, applicable building and zoning authorities; provided that such investigation shall not unreasonably interfere with Seller’s business.

2.           Operation of Seller’s Business Prior to Closing. Seller agrees that from the date of this Agreement to the Closing Date, without Purchaser’s prior written consent, Seller will operate its business substantially as it is presently operated and only in the ordinary course of business. Seller will duly comply with all applicable Laws as may be required on its part to effect the transactions contemplated by this Agreement and in the conduct by Seller of its business and the operation and use of its properties and assets. Seller shall promptly correct any violations of any zoning ordinances, building, fire or other codes or Environmental, Health and Safety Requirement and shall take any action requested by Seller’s insurance carrier as necessary to enable Seller to obtain the insurance required by the Office Lease at standard or, if available, preferential rates. Seller shall also correct any conditions which would or could, if known to the Landlord, give the Landlord the right to either increase the rent for the Premises or terminate the Office Lease. Seller shall take such action as may be necessary to insure that the representations and warranties set forth in Section B of this Agreement are true on the Closing Date with the same force and effect as if made on and as of such date. Without limiting the generality of the foregoing, neither Seller nor either Stockholder will, without the prior approval of Purchaser, enter into any agreements, purchase or sell any capital assets or enter into agreements or commitments with respect to the purchase or sale of capital equipment; incur any Encumbrances (whether consensual or involuntary) with respect to the Assets; subject any of its property or assets relating to the Business to any Claims; fail to obtain the consent of the Landlord and all Governmental Entities the consent of which is required for the consummation of the transactions contemplated by this Agreement; fail to take such action as may be necessary to insure compliance with the provisions of applicable bulk sales laws; make any charitable or political contribution; waive any right of material value; enter into or assume any Contract or Liability, except in the ordinary course of business consistent with past practices; cancel or permit to lapse any insurance policy or surety bond presently carried by Seller; do any act or omit to do any act, or permit any act or omission to act, which will or could cause a material breach of any material Contract, commitment or obligation of Seller.

3.           Noncompetition. Seller and each Stockholder hereby covenants and agrees that, from the date of this Agreement until three (3) years from the Closing Date, neither Seller nor either Stockholder will directly or indirectly (i) engage in the Business or any related business (whether for profit or not for profit), whether as an officer, director, consultant, stockholder, guarantor, principal, agent, member, operator, proprietor, employee, advisor or in any other manner in the United States, or (ii) solicit any present or proposed client of Seller, Purchaser or any Affiliate of Purchaser or (iii) employ or engage any employee of Seller or Purchaser or (iv) aid or assist others with respect to any of the foregoing. The parties hereto acknowledge and agree that Purchaser’s and its parent corporation’s business is national in scope and that the foregoing non-competition covenant is an integral part of this Agreement for which they are receiving adequate compensation, that Purchaser would not enter in this Agreement without the inclusion of the Covenants and that if any court of competent jurisdiction shall hold that the scope or duration of the covenant not to compete set forth in this paragraph is not reasonable or otherwise enforceable, then the parties agree that such court shall enforce the covenant to the greatest extent permitted under applicable law.

4.           Non-Disclosure and Non-Disturbance. Seller and each Stockholder agrees that it and he will not at any time use or disclose to any Person any Confidential Information relating to Seller, Purchaser or any Affiliate of Purchaser which provided Confidential Information to Seller or either Stockholder; provided, however, that nothing in this paragraph shall be construed to prohibit Seller or either stockholder from (i) using or disclosing such information if it shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure and (ii) complying with legal process, provided, that Purchaser shall be given prompt notice in time to enable it to object to such disclosure. Seller and each Stockholder further agrees that it and he will take no action to induce or cause any of Seller’s clients to cease engaging Purchaser for its personnel requirements or to reduce the scope of services performed by Purchaser.

5.           Negotiation with Others; Disposition of Securities. During the Transition Period, Seller and Stockholders shall deal exclusively with Purchaser regarding the sale of the Assets or any acquisition of Seller, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a “Potential Transaction”) and, without the prior consent of Purchaser, neither Seller nor either Stockholder shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person, regardless of which party initiated any of the foregoing, (ii) provide information or documentation relating to Seller or its business, (iii) enter into any agreement with any Person other than Purchaser which relates directly or indirectly to a Potential Transaction. If Seller or either Stockholder shall receive any unsolicited inquiry relating to any of the foregoing, Seller or such Stockholder shall immediately notify Purchaser.

6.           Audits. Seller shall assist DTST with the audits to be performed on Seller for the years ended December 2015 and 2014 and for the nine months ended September 30, 2016 (collectively, the "Audits"). The Audits shall be performed on Seller with a view to complying with applicable Securities and Exchange Commission requirements for public companies and otherwise in scope satisfactory to Buyer, at Buyer’s sole expense. Such audit is to be conducted by an independent accounting firm that is qualified under the Public Company Accounting Oversight Board mutually acceptable to the parties.

7.           Injunctive Relief. Seller and each Stockholder agrees that his or her violation or threatened violation of any of the provisions of Paragraphs D (2), (3), (4) and/or (5) of this Agreement shall cause immediate and irreparable harm to Purchaser. In the event of any breach or threatened breach of said provisions, Seller and each Stockholder consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling Seller to comply with these provisions. This paragraph shall not affect or limit, and the injunctive relief provided in this paragraph shall be in addition to, any other remedies available to Purchaser at law or in equity.

8.           Transfer Taxes. Purchaser shall pay all sales, use and other transfer taxes, if any, imposed on Seller or Purchaser with respect to the transactions contemplated by this Agreement. To the extent that such taxes are not paid at the Closing, they shall be treated as liabilities on the Closing Balance Sheet.

9.           Obtain Consents. Seller shall obtain all necessary consents to the assumption by Purchaser of all Service Agreements and other Contracts being assumed by Purchaser and any other consent required to consummate the transactions contemplated by this Agreement.

10.         Obligations Concerning Employees. Except for the obligations set forth under Section E(4), Purchaser intends to engage Seller’s employees subject to the parties agreeing to terms of such employment. Seller shall be responsible for any severance or other obligations to its employees.

11.         Compliance with Bulk Sales Law. Seller shall take any and all action to comply with applicable bulk sales law in connection with the sale of the Assets.

12.         Change of Name. If requested by Purchaser, Seller shall, prior to the Closing Date, change its corporate name to a name reasonably acceptable to Purchaser which name does not include any of the words “ABC” or “Service” other words that are phonetically similar or have similar meaning or names that are similar to that of Purchaser or any of Purchaser’s Affiliates.

E.          Conditions to the Obligation of Purchaser to Close. The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions unless waived by Purchaser:

1.           Representations and Warranties. On the Closing Date, the representations and warranties of Stockholders and Seller shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and Stockholders and Seller shall have performed all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received certificates of each Stockholder and Seller.

2.           Authorization of Sale. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller shall have been taken, and Seller shall have delivered to Purchaser a certificate to such effect executed by each Seller.

3.           Instruments of Transfer. Seller shall have delivered to Purchaser:

a)          Such instrument or instruments of transfer and conveyance as shall, in the opinion of Purchaser’s counsel be reasonably necessary to vest in Purchaser good and marketable title to the business, property and assets to be transferred, assigned, conveyed and delivered to Purchaser;

b)          An instrument in form for recording with respect to any registered trade marks, trade names or service marks used by Seller; and

c)          All books, records and all other data relating to the Assets.

4.           Employment Agreement with Key Employees. Within 90 days of the Closing Date, Purchaser and Messrs. Thomas Kempster and Harold Schwartz will negotiate and enter into employment agreement on terms mutually satisfactory to all parties. The agreements shall include non-competition and non-solicitation provisions.

5.           Consents. Seller shall have obtained consents to the assignment to Purchaser of all Service Agreements, and all other Contracts being assumed by Purchaser which require the consent of any third party by reason of the transactions provided for in this Agreement and shall have obtained the consent of every person, corporation, bank, governmental agency, authority or other third party, the consent of which is required for the consummation of the transactions contemplated by this Agreement.

6.           No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Seller shall have occurred or be threatened since the date of this Agreement, and no Proceedings shall be threatened or pending before any Governmental Entity or authority which, in the reasonable opinion of counsel for Purchaser, are likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement. The Premises shall not have been fully or partially destroyed by fire or other casualty (whether or not covered by insurance) or subject to any whole or partial taking by any government or quasi-government agency or body. In the event of any such destruction or taking, Purchaser may elect to close subject to receipt by Purchaser of all insurance proceeds or any condemnation award.

7.           Opinion of counsel. Purchaser shall have received the opinion of Thomas D. Atkinson, counsel for Seller and Stockholders addressed to Purchaser and dated the Closing Date to the effect that:

a)          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power to own its property and conduct their business as now being conducted and is qualified to conduct business as a foreign corporation in each jurisdiction in which it owns or leases real property.

b)          This Agreement has been duly executed and delivered by Stockholders and Seller, all corporate or other action necessary for Seller to approve this Agreement and the performance of the terms of this Agreement have been taken, and this Agreement constitutes a legal, valid and binding obligation of each of Stockholders and Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies).

c)          The execution and delivery by each Stockholder and the Company of this Agreement and the consummation of its terms will not, to the best of such counsel’s knowledge, violate the certificate of incorporation or by-laws of Seller.

d)          Such counsel has no knowledge of any actions, suits or proceedings pending or threatened against or affecting Seller in any court or before any arbitrator of any kind or before or by any governmental body except as disclosed and provided for in the Disclosure Letter. In rendering such opinion, such counsel may rely as to factual matters on certificates of officers, directors or shareholders of the Company and on certificates of governmental officers.

e)          Such counsel, to the best of its knowledge, knows of no liens not set forth on the lien search performed by the Purchaser on the Seller.

8.           Tax and ERISA Payments. All Federal and state withholding taxes due with respect to all payroll periods ending prior to the Closing Date shall have been paid; all amounts withheld from employees for contribution to any Plan shall have been paid to the trustees of such Plan, and evidence of such payments shall have been provided to Purchaser.

9.           Deleted.

10.         Due Diligence. Purchaser shall be satisfied in all respects with the results of its business, legal, environmental, tax and accounting due diligence investigation and review of Seller which shall be performed by Seller and its representatives.

F.          Conditions to Seller’s Obligations to Close. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions unless waived by Seller:

1.           Authorization.  All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser shall have been taken and Purchaser shall have delivered to Seller resolutions of its board of directors certified by the secretary of Purchaser.

2.           Payment of the Purchase Price. Purchaser shall have issued to Seller the Purchase Price.

3.           Representations and Warranties. On the Closing Date, the representations and warranties of Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date.

G.          Indemnification.

1.           Indemnification by Seller and Stockholders. Seller and Stockholders shall jointly and severally indemnify and hold Purchaser harmless from and against any Losses that Purchaser may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of (i) any breach of the warranties, representations, covenants and agreements of Seller or either Stockholder contained in this Agreement; (ii) the failure of Seller to pay any obligations not expressly assumed by Purchaser; and (iii) all reasonable cost incurred by Purchaser in connection with the investigation and enforcement of any of the foregoing indemnification obligations. The obligations of Seller and Stockholders pursuant to this paragraph is in addition to, and not in lieu of, any of the other obligations of Seller pursuant to this Agreement.

2.           Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and Stockholders harmless from and against any Losses that they or either of them may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of (i) any breach of the warranties, representations, covenants and agreements of Purchaser contained in this Agreement; (ii) the failure of Purchaser to pay any obligations assumed by Purchaser; and (iii) the enforcement by Seller of any of the foregoing indemnification obligations. The obligations of Purchaser pursuant to this paragraph is in addition to, and not in lieu of, any of the other obligations of Purchaser pursuant to this Agreement.

3.           Procedure for Claims by Third Parties. Promptly upon receipt by an indemnified party under Paragraph G(1) or (2) of this Agreement, of notice of the commencement of any action for which indemnification is to be sought pursuant to said Paragraph G(1) or (2), such indemnified party shall notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party shall relieve the indemnifying party from liability under said Paragraph G(1) or (2) only to the extent that the indemnifying party was prejudiced as a result thereof or unless such indemnifying party has otherwise received actual notice of the action at least thirty (30) days before any answer or response is required by the indemnifying party in its defense of such action, but will not relieve it from any liability that it may have to any indemnified party otherwise than under this Paragraph G. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties agree, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the opinion of counsel to the indemnified parties, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The indemnifying party will not be liable to such indemnified party under this Paragraph G for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel approved by the indemnifying party for all indemnified parties in each jurisdiction), (ii) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall an indemnifying party be liable under this Paragraph G for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an indemnified party.

4.           Procedure for Other Claims. Claims for indemnity pursuant to this Paragraph G, other than those covered by Paragraph G(3) of this Agreement, shall be submitted in writing. Such notice shall specify in reasonable detail the basis for such claim. In the event that the other party disputes the validity of the indemnity claim, such party shall give notice to such effect within fifteen (15) business days after the date of the indemnity claim, and if such notice is not given prior to the expiration of such fifteen (15) business day period, the indemnity claim shall be deemed to be accepted and the indemnifying party shall promptly make such payment. If the parties are not able to resolve the dispute within thirty (30) days after the date of the notice disputing the validity of the indemnity claim, or such longer period as they may agree upon, the matter shall be submitted to binding arbitration in New York City under the rules then obtaining of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction. The arbitrator(s) shall have no power or authority to modify or amend any provisions of this Agreement. The arbitrator(s) may, in his or their discretion, award costs and fees.

5.           Survival.

a)          The representations and warranties of the parties shall survive the Closing and the consummation of the transaction contemplated by this Agreement.

b)          The covenants and other agreements contained in this Agreement shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of law.

H.          Termination.

1.           This Agreement may be terminated prior to the Closing Date:

a)          By either party if the Closing Date shall not have occurred within sixty (60) days from the date of this Agreement, provided, however, that no party may terminate this Agreement if such party is in breach of the representation and warranties of such party or such party is otherwise in breach or violation of its obligations under this Agreement.

b)          By the written agreement of Purchaser, Seller and Stockholders.

c)          By Seller or Purchaser in the event that the other party shall have breached their respective representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with their respective obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the party seeking to terminate this Agreement.

2.           In the event of a termination of this Agreement pursuant to this Section H, no party shall have any obligation to any other party.

I.           Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.           “Affiliate” shall mean, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, that with respect to any Person which is a publicly traded Entity, an Affiliate shall not include a stockholder of such Person unless such stockholder is an affiliate as a result of the application of clause (iii) of this Paragraph 9(a).

2.           “Assets” shall have the meaning set forth in Section A of this Agreement.

3.           “Best Knowledge” of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of either Stockholder, the chief executive officer, chief operating offer, chief financial officer, president or any vice president of Seller shall be imputed to be the knowledge of Seller.

4.           “Business” shall have the meaning set forth in the first introductory paragraph of this Agreement.

5.           “Claim” shall mean any security interests, liens, pledges, claims, charges, escrows, Encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money and any claim or right arising out of any marital relationship.

6.           “Closing” shall have the meaning set forth in Section A of this Agreement.

7.           “Closing Date” shall have the meaning set forth in Section A of this Agreement.

8.           “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.           “Confidential Information” shall mean all information of a proprietary or confidential nature relating to any Person, including, but not limited to, such Person’s trade secrets or proprietary information, technical know-how and products, processes, inventions and discoveries, whether or not patentable, and information concerning such Person’s services, business, customer lists, proposed services, marketing strategy, pricing policies and the requirements of its clients.

10.         “Contract” shall mean any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, franchise or licenses.

11.         “Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

12.         “Covenants” shall mean the obligations of Seller and Stockholders pursuant to Section D of this Agreement.

13.         “Encumbrances” shall mean and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

14.         “Environmental, Health and Safety Requirements” shall mean all Federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, medical waste, noise or radiation, each as amended and as now or thereafter in effect.

15.         “ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

16.         “ERISA Affiliate” shall mean, with respect to any Person, any entity that is member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

17.         “Financial Statements” shall have the meaning set forth in Section B of this Agreement.

18.         “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

19.         “Hazardous Materials” shall mean any hazardous or toxic chemicals, materials or substances; any pollutants or contaminants; or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Requirements).

20.         “Intellectual Property Rights” shall have the meaning set forth in Section A of this Agreement.

21.         “Landlord” shall mean Seller’s lessor with respect to the Premises.

22.         “Law” shall mean any law, statute, treaty, rule, regulation or Order of any Governmental Entity.

23.         “Liability” shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless or when asserted and regardless of whether such obligation is required to be reflected as a liability on a corporate balance sheet prepared in accordance with generally accepted accounting principles.

24.         “Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses, actions, causes of action, charges, including reasonable attorneys’ and accountants’ and other professionals’ fees, assessments, Tax deficiencies and Taxes incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any matter that is the subject of indemnification pursuant to Section G of this Agreement.

25.         “Material Adverse Change” shall mean, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance (it being understood, however, that if such loss is covered by insurance and as a result there is no adverse effect, then no Material Adverse Change has occurred). With respect to Seller, in addition to the foregoing, a Material Adverse Change shall any event or condition such that the Closing Balance Sheet or Seller’s income or cash flow from operations for the year ended October 31, 2016 will be materially different from the projected financial statement delivered to Purchaser.

26.         “Material Adverse Effect” on any Person shall mean a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or prospects of such Person.

27.         “Orders” shall mean judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

28.         “Permits” shall mean all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

29.         “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

30.         “Potential Transaction” shall have the meaning set forth in Section D of this Agreement.

31.         “Proceedings” means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

32.         “Premises” shall have the meaning set forth in Section A of this Agreement.

33.         “Purchase Price” shall have the meaning set forth in Section A of this Agreement.

34.         “Purchaser” shall mean Data Storage Corporation, a Delaware corporation.

35.         “Seller” shall mean ABC Services Inc., a New York corporation.

36.         “Stockholder” shall mean either of Harold Schwartz and Thomas Kempster, and “Stockholders” shall mean both of such individuals.

37.         “Tax” shall mean any of the Taxes.

38.         “Tax Returns” shall mean Federal, state, local and foreign tax returns, reports, statements, declarations of estimated tax and forms.

39.         “Taxes” shall mean, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, (B) being a member of an affiliated or combined group or (C) any contractual obligation.

40.         “Transition Period” shall mean the period commencing on the date of this Agreement and ending on the first day on which this Agreement may be terminated by Seller pursuant to Paragraph 8(a) of this Agreement.

J.          Miscellaneous.

1.           Entire Agreement. This Agreement, including any Exhibits and the Disclosure Letter, which constitute integral parts of this Agreement, constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and prior written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

2.           Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

3.           Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Paragraph 10(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the fifth (5th) business day after the date of mailing. Notices shall be sent to the parties at their respective addresses set forth at the beginning of this Agreement to the attention of the person executing this Agreement on behalf of such party or by telecopier, to Purchaser at (516) ___-____, or to Seller or either Stockholder at (516) ___-____. A copy of any notice shall be sent in like manner, with respect to Purchaser, to Fleming PLLC, 49 Front Street, Suite 206, Rockville Centre, New York 11570, telecopier (516) 977-1209, Attention: Stephen M. Fleming, Esq., and, with respect to Seller, to Ledwith and Atkinson, telecopier (516) 593 -1816, Attention: Thomas D. Atkinson. Any party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

a)          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the Federal or state courts located in the County of New York or Suffolk in the State of New York, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process by made in the manner set forth in Paragraph 10(d) of this Agreement (other than by telecopier), in addition to any other method of service permitted by law.

4.           Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

5.           Tax Consequences. Each party to this Agreement is relying on his or its own tax advisors as to the tax consequences of this Agreement and the transactions contemplated by this Agreement, and no party is making any representations or warranties of any kind as to such tax consequences to any other party.

6.           Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither Seller nor either Stockholder may assign this Agreement or any of its rights under this Agreement without the consent of Purchaser.

7.           Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

8.           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.           Headings. The headings in the Paragraphs of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

10.         Exhibit; Disclosure Letter. One complete set of the Exhibit and the Disclosure Letter has been marked for identification and delivered by each of the parties to the other on or before the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

DATA STORAGE CORPORATION, a Delaware corporation

By:	/s/Charles M. Piluso
Name: Charles M. Piluso
Title: CEO

DATA STORAGE CORPORATION, a Nevada corporation

By:	/s/Charles M. Piluso
Name: Charles M. Piluso
Title: CEO

ABC SERVICES INC.

By:	/s/Thomas Kempster
Name: Thomas Kempster
Title: President

/s/Harold Schwartz
Harold Schwartz

/s/Thomas Kempster
Thomas Kempster

List of Exhibits

Exhibit	Description	Paragraph Reference
A	Tangible Assets	A(2)(a)
B	Intellectual Property Rights	A(2)(b)
C	Service Agreement	A(2)(c)
D	Contracts	A(2)(f)
E	Permits	A(2)(g)
F	Capitalization	C(1)